Exhibit 99.1

Jasper Therapeutics Announces Appointment of Ronald Martell as Chief Executive Officer

- William Lis to Continue as Chairman, Board of Directors ---

REDWOOD CITY, CA; February 28, 2022 - Jasper Therapeutics, Inc. (NASDAQ: JSPR), a biotechnology company focused on hematopoietic cell transplant therapies, today announced the appointment of Ronald Martell as the company’s Chief Executive Officer effective March 15, 2022.

“Ron is an experienced CEO with a proven track record of leading public biopharmaceutical companies in all phases of development, and we are pleased to welcome him as the Jasper CEO to lead the company through the next stage of growth and success,” said Bill Lis, Chairman of Jasper Therapeutics. “Ron brings to Jasper a depth of experience in oncology and cell therapy development and commercialization, as well as deep relationships across the industry. His leadership will allow Jasper to maximize the potential of our clinical stage targeted conditioning program, as well as our research stage novel cellular therapeutics pipeline.”

“Jasper’s JSP191 and mRNA engineered stem cell graft programs have the potential to transform multiple diseases by providing safer and more effective stem cell transplant,” said Mr. Martell. “I am particularly impressed by recent Phase 1b data in MDS/AML showing that JSP191 is well- tolerated with no treatment-related severe adverse events and achieved 100% successful engraftment with clearance of all diseased cells in 12 of 15 patients. I believe that JSP191 can become part of standard of care conditioning regimens across allogeneic and gene therapy stem cell transplants. With a robust pipeline and solid balance sheet in place, I look forward to building on Jasper’s momentum and advancing our pipeline to the next phases of development.”

Mr. Martell is a veteran biopharmaceutical executive and serial entrepreneur, having founded five companies and served on the boards of directors of several others. Prior to joining Jasper, Mr. Martell served as the President and CEO of MorphImmune, Inc., a private platform company advancing a highly specific targeting technology that uses a ligand-linked payload to reprogram the immune system. Previously, he was President and CEO of Nuvelution Pharma. He was also Co- Founder and Executive Chairman of Indapta, Orca Bio and Co-Founder and CEO of Achieve Life Sciences, where he led the merger of the company with Oncogenex. Mr. Martell has served as the CEO of three public biopharmaceutical companies, including Sevion and NeurogesX, and has overseen billions of dollars in industry transactions. Earlier in his career, Martell served as Senior Vice President of Commercial Operations at ImClone Systems, where he was instrumental in deals with Bristol-Myers Squibb and Merck KGaA and built ImClone Systems’ worldwide operations to market and commercialize Erbitux®. He also served in various leadership positions with Genentech where, as Group Manager, Oncology, he was responsible for building the company’s oncology franchise, including the launch of Herceptin® and Rituxan®.

About Jasper Therapeutics

Jasper Therapeutics is a biotechnology company focused on the development of novel curative therapies based on the biology of the hematopoietic stem cell. The company is advancing two potentially groundbreaking programs. JSP191, an anti-CD117 monoclonal antibody, is in clinical development as a conditioning agent that clears hematopoietic stem cells from bone marrow in patients undergoing a hematopoietic cell transplantation. It is designed to enable safer and more effective curative allogeneic hematopoietic cell transplants and gene therapies. In parallel, Jasper Therapeutics is advancing its preclinical mRNA engineered hematopoietic stem cell (eHSC) platform, which is designed to overcome key limitations of allogeneic and autologous gene-edited stem cell grafts. Both innovative programs have the potential to transform the field and expand hematopoietic stem cell therapy cures to a greater number of patients with life-threatening cancers, genetic diseases and autoimmune diseases than is possible today. For more information, please visit us at jaspertherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the potential of the Company’s JSP191 and mRNA engineered stem cell graft programs. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Jasper and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Jasper. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions; the risk that the potential product candidates that Jasper develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; risks relating to uncertainty regarding the regulatory pathway for Jasper’s product candidates; the risk that prior study results may not be replicated; the risk that clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; the risk that Jasper will be unable to successfully market or gain market acceptance of its product candidates; the risk that Jasper’s product candidates may not be beneficial to patients or successfully commercialized; patients’ willingness to try new therapies and the willingness of physicians to prescribe these therapies; the effects of competition on Jasper’s business; the risk that third parties on which Jasper depends for laboratory, clinical development, manufacturing and other critical services will fail to perform satisfactorily; the risk that Jasper’s business, operations, clinical development plans and timelines, and supply chain could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic; the risk that Jasper will be unable to obtain and maintain sufficient intellectual property protection for its investigational products or will infringe the intellectual property protection of others; and other risks and uncertainties indicated from time to time in Jasper’s filings with the SEC. If any of these risks materialize or Jasper’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While Jasper may elect to update these forward-looking statements at some point in the future, Jasper specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Jasper’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

John Mullaly (investors)

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Jeet Mahal (investors)

Jasper Therapeutics

650-549-1403

jmahal@jaspertherapeutics.com